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                                                                    EXHIBIT 10.1



                              EMPLOYMENT AGREEMENT


BETWEEN:       A-FEM MEDICAL CORPORATION, a Nevada corporation (the "Company");

AND:           STEVEN T. FRANKEL ("Employee").

DATED:         Effective April 25, 1998.

                                    RECITAL:

         The Company is engaged in the business of developing and marketing feminine hygiene products and diagnostics world-wide. The parties desire to set forth their agreement as to Employee's services as Chief Executive Officer of the Company.

                                   AGREEMENT:

         In consideration of the foregoing Recital and the terms, conditions and covenants set forth below, the parties agree as follows:

SECTION 1.            EMPLOYMENT

         The Company agrees to employ Employee as its Chief Executive Officer for a term commencing April 25, 1998, and continuing until termination in accordance with Section 5. Employee accepts employment with the Company on the terms and conditions set forth in this Agreement, and agrees to devote Employee's full time and attention to the performance of Employee's duties under this Agreement. On all matters of Company policy, Employee shall consult with the Chairman of the Company. Employee shall perform such specific duties and shall exercise such specific authority as may be assigned to Employee by the Company's Board of Directors.

         Employee agrees that in all aspects of his employment, Employee shall comply with the policies, standards, rules and regulations of the Company from time to time established, and shall perform Employee's duties faithfully, intelligently, to the best of Employee's ability and in the best interest of the Company. The devotion of reasonable periods of time by Employee for personal purposes, outside non-competitive business activities, including service on the boards of directors of other companies which are not in competition with the Company, and charitable, civic



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and other activities shall not be deemed a breach of this Agreement, provided that such purposes or activities do not materially interfere with the services required to be rendered to or on behalf of the Company.

SECTION 2.            CONFIDENTIALITY

         2.1          CONFIDENTIAL INFORMATION

         Employee acknowledges and agrees that all research, product and equipment specifications, manufacturing methods, lists of the Company's customers and suppliers, marketing and product planning information, and other Company data related to its business, as well as information of third parties that the Company is required to keep confidential (collectively, the "Confidential Information"), are valuable assets of the Company. Except for disclosures reasonably made to advance the business of the Company and information which is a matter of public record, Employee shall not, during the term of this Agreement or after termination of employment with the Company for any reason, disclose any Confidential Information to any person or use any Confidential Information (regardless of whether same is considered proprietary or a trade secret) for the benefit of Employee or any other person, except with the prior written consent of the Company in each instance.

         2.2          RETURN OF DOCUMENTS AND PROPERTY

         Employee acknowledges and agrees that all originals and all copies of records, reports, files, correspondence, lists, plans, drawings, memoranda, notes, sketches, summaries, schedules, codes, tapes and other documentation and property related to the business of the Company or containing any Confidential Information are and shall be the sole and exclusive property of the Company, and shall be returned to the Company upon termination of Employee's employment with the Company or upon the written request of an authorized representative of the Company at any time.

         2.3          RELATED COMPANY POLICIES

         Employee further agrees to comply with all policies, rules and regulations adopted by the Company's Board of Directors or shareholders from time to time with respect to insider trading and other duties applicable to the employees of a publicly-traded corporation. Employee also agrees, if requested, to sign a separate confidentiality agreement applicable to all employees. The terms of such separate agreement will control over any conflicting term in this Agreement.



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         2.4          INJUNCTION

         Employee agrees that it would be difficult to measure damage to the Company from any breach by Employee of Section 2.1, 2.2 or 2.3 and that monetary damages would be an inadequate remedy for any such breach. Accordingly, Employee agrees that if Employee shall breach Section 2.1, 2.2 or 2.3, the Company shall be entitled, in addition to any and all other remedies it may have at law or in equity, to an injunction or other appropriate order to restrain any such breach, without showing or proving any actual damage sustained by the Company, and without posting bond or other undertaking.

         2.5          NO RELEASE

         Employee agrees that termination of employment with the Company shall not release Employee from any of Employee's obligations under Section 2.1, 2.2 or 2.3.

SECTION 3.            COMPENSATION

         3.1          AMOUNT

         In consideration of all services to be rendered by Employee to the Company under this Agreement, the Company shall pay to Employee monthly compensation of $20,000 (an annualized salary of $240,000.00), payable monthly in arrears on the same dates as other management personnel are paid, and prorated for any short calendar month, provided that the Company shall have no obligation to pay any salary in excess of $10,000 per month unless and until the Company raises after the date hereof six million dollars ($6,000,000) in equity or debt acceptable to the Company's Board of Directors, in one transaction or a series of related transactions, prior to December 31, 1998. Promptly after closing on such financing, the Company will pay to Employee any accrued but unpaid salary. Compensation shall be subject to the customary withholding of income taxes and to other employment taxes required with respect to compensation paid by an employer to an employee.

         3.2          OTHER BENEFITS

         Compensation paid to Employee shall be in addition to any contribution made by the Company for the benefit of Employee to any qualified profit-sharing or retirement plan maintained by the Company for the exclusive benefit of its employees. The Company shall provide to Employee and Employee's spouse and dependents the same coverage and participation that the Company may provide to other management personnel with respect to accident and health insurance, life insurance and other employment benefits, upon Employee meeting the respective eligibility conditions of each such benefit.



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         3.3          INCENTIVE AND NON-QUALIFIED STOCK OPTIONS

         Subject to approval by the Company's Board of Directors (or a committee thereof), Employee may be awarded one or more options to purchase shares of the Company's common stock, exercisable at the approximate publicly-traded price of such stock on the date of award. The options will be exercisable according to a vesting schedule and such other terms agreed upon by the parties.

         3.4          INCOME FROM EMPLOYEE'S EFFORTS

         All income generated by Employee for Employee's services to the Company, and all activities related to such services, shall belong to the Company, whether paid directly to the Company or to Employee. Employee agrees to, upon request by the Company from time to time, render a detailed accounting of all transactions during the course of Employee's employment.

         3.5          WORK MADE FOR HIRE

         All techniques, processes, products, manuals, documents, materials, ideas and Confidential Information developed by Employee while employed by the Company shall be considered work made for hire and shall, unless specifically otherwise agreed in writing by the Company prior to such development, become the sole and exclusive property of the Company.

SECTION 4.            EXPENSES

         Employee shall be reimbursed expenses incurred in traveling between Portland and San Diego. In addition, Employee shall be entitled to reimbursement from the Company for reasonable expenses necessarily incurred by Employee in the performance of Employee's duties under this Agreement, upon presentation of vouchers detailing the amount, date and business purpose of each such expense. All travel and related expenses and reimbursements will be governed by the travel policies and procedures adopted by the Company.

SECTION 5.            TERMINATION

         5.1          TERMINATION BY PRIOR NOTICE OR AGREEMENT

         The employment of Employee by the Company may be terminated by either the Company or Employee upon the giving of 30 days' prior written notice to the other party. This Agreement may be terminated at any earlier time upon the mutual written agreement of the Company and Employee.



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         5.2          IMMEDIATE TERMINATION

         The employment of Employee by the Company may be terminated immediately in the sole discretion of the Board of Directors of the Company upon the occurrence of any one of the following events:

                  5.2.1 If Employee shall willfully and continuously fail or refuse to comply with any of the policies, standards, rules and regulations established by the Company's Board of Directors or shareholders from time to time.

                  5.2.2 If Employee shall be guilty of fraud or dishonesty in the performance of Employee's duties on behalf of the Company.

                  5.2.3 If Employee shall fail or refuse to perform any material provision of this Agreement to be performed by Employee.

                  5.2.4 If Employee shall suffer a permanent disability. For purposes of this Agreement, "permanent disability" shall be defined in accordance with the terms of any disability income policy insuring Employee which may be purchased by the Company, as determined by the company issuing such policy. But if such a policy is not in force, "permanent disability" shall be defined as Employee's inability due to physical or mental illness, or other cause, to perform the majority of Employee's usual duties for a period of three months or more, as determined by a physician licensed to practice medicine in Oregon and chosen by the Company.

         5.3          DEATH

         In the event Employee dies during the term of this Agreement, this Agreement shall automatically terminate, and the Company shall pay to Employee's estate the compensation which would be otherwise payable to Employee through the last day of the month in which Employee's death occurs.

         5.4          COMPENSATION UPON CERTAIN TERMINATION

         In the event that the Company terminates Employee's employment without his consent and not by reason of an event described in Section 5.2 or 5.3 above, the Company agrees to pay to Employee on the effective date of termination an amount (net of customary withholdings) equal to 50% of Employee's then annualized base salary, if notice of termination is given on or prior to 18 months from the effective date of this Agreement, or 100% of Employee's then annualized base salary if notice of termination is given more than 18 months from the effective date of this Agreement.



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         5.5          AT-WILL EMPLOYMENT

         The employment of Employee by the Company is "at-will". Employee may terminate employment at any time, for any reason or for no reason. Correspondingly, the Company may terminate Employee's employment at any time, for any reason or for no reason.

SECTION 6.            VACATION; SICK LEAVE

         Subject to the prior coordination of time with other officers and senior management of the Company, Employee shall be entitled to 30 working days per calendar year (prorated for a short year) of combined vacation/sick days. Accrual of same and permitted leaves shall be as provided in the Company's employee manual.

SECTION 7.            MISCELLANEOUS

         7.1          REPRESENTATION BY EMPLOYEE

         Employee represents and warrants to the Company that there is no employment contract or any other contractual obligation to which Employee is subject which prevents Employee from entering into this Agreement or from performing fully Employee's duties under this Agreement.

         7.2          NOTICES

         Any notice or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when personally delivered to a party or 24 hours after deposit in the United States Mail, first class postage prepaid by both first class and certified mail, return receipt requested, or 24 hours after delivery to a recognized national overnight carrier, with overnight shipping charges paid, and addressed to such party as follows:

         If to Employee:      Steven T. Frankel
                              9668 Claiborne Square
                              La Jolla, CA  92037



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         If to the Company:        A-Fem Medical Corporation
                                   10180 SW Nimbus Avenue, Suite J-5
                                   Portland, OR 97223
                                   Attn: Chairman

or such other address as a party may specify by a notice in writing, given in the same manner.

         7.3          ATTORNEYS' FEES

         If any action or other proceeding shall be instituted relating to any term or condition of this Agreement or relating to any of the rights, duties or obligations arising under it (including without limitation a proceeding for injunction as provided by Section 2.4), the prevailing party shall be entitled to recover from the other party, and the other party agrees to pay to the prevailing party, whether or not the matter proceeds to final judgment or decree, in addition to costs and disbursements allowed by law, such sum as the trial and each appellate court may adjudge reasonable as attorneys' fees in such action or other proceeding, and in any appeal of it.

         7.4          INTERPRETATION

         The waiver by either party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other term or provision by either party. Time is of the essence of this Agreement in all particulars. The term "days" means calendar days. This Agreement may not be amended or modified except by written agreement executed by the parties. The captions heading the sections and subsections of this Agreement are inserted for convenience of reference only, and are not to be used to define, limit, construe or describe the scope or intent of any term, provision or section of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

         7.5          INTEGRATION

         THIS AGREEMENT CONTAINS THE FINAL AND CONCLUSIVE AGREEMENT AND UNDERSTANDING OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER OF IT, AND SUPERSEDES ALL PRIOR AND CONTEMPORANEOUS AGREEMENTS, ORAL OR WRITTEN, INCLUDING WITHOUT LIMITATION THE PARTIES' LETTER AGREEMENT OF APRIL 21, 1998 (THE "LETTER"), EXCEPT THE PROVISIONS OF THE LETTER DEALING WITH THE GRANT OF STOCK OPTIONS.. EXCEPT AS SET FORTH IN THIS AGREEMENT, THERE ARE NO PROMISES, REPRESENTATIONS,



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AGREEMENTS OR UNDERSTANDINGS, ORAL OR WRITTEN, BETWEEN THE PARTIES RELATING TO
THE SUBJECT MATTER OF THIS AGREEMENT, EXCEPT THE PROVISIONS OF THE LETTER DEALING WITH THE GRANT OF STOCK OPTIONS.

         EXECUTED as of the date first set forth above.




                                             /s/    Steven T. Frankel
                                             -----------------------------------
                                             Steven T. Frankel
                                                                        EMPLOYEE



                                             A-Fem MEDICAL CORPORATION


                                             By   /s/    James E. Reinmuth
                                                  ------------------------------
                                                  Its Chairman
                                                                         COMPANY



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